Exhibit 10.1

SOFTWARE PURCHASE AGREEMENT

AMONG

COVENTRY COMPANY LIMITED

(REGISTRATION NO. 243191)

(THE “SELLER”)

AND

CCSC INTERCONNECT TECHNOLOGY LIMITED

(REGISTRATION NO. 38147228)

(THE “PURCHASER”)

AND

CCSC TECHNOLOGY INTERNATIONAL HOLDINGS LIMITED

(COMPANY REGISTRATION NO. 382471)

(THE “ISSUER”)

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THIS AGREEMENT has been agreed and signed between:

(1)	COVENTRY COMPANY LIMITED (Registration No. 243191), a company incorporated in Republic of Seychelles with its operating address at 405 Blok B3, Section 2, Wangsa Maju, 53300, Kuala Lumpur, Malaysia (the “Seller”);

(2)	CCSC INTERCONNECT TECHNOLOGY LIMITED (Registration No. 38147228), a company incorporated in Hong Kong with its principal executive office address at Room 1301-03, 13/F, Shatin Galleria, 18-24 Shan Mei Street, Fotan, Shatin, New Territories, Hong Kong (the “Purchaser”); and

(3)	CCSC TECHNOLOGY INTERNATIONAL HOLDINGS LIMITED (Registration No. 382471), an exempted company with limited liability incorporated in Cayman Islands with its principal executive office address at Room 1301-03, 13/F, Shatin Galleria, 18-24 Shan Mei Street, Fotan, Shatin, New Territories, Hong Kong (the “Issuer”),

(the Seller, the Purchaser and the Issuer are, collectively, the “Parties” and, individually, a “Party”).

Whereas:

(A)	As at the date of this Agreement, the Seller is the legal and beneficial owner of the Software (as defined below).

(B)	The Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, the Software upon the terms and subject to the conditions of this Agreement.

(C)	The Parties agree to assume the obligations imposed on them under this Agreement.

It is agreed as follows:

1.	Definitions and Interpretation

1.1.	In this Agreement, unless the subject or context otherwise requires, the following words and expressions shall have the following meanings respectively ascribed to them:

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person;

“Agreement” means this software purchase agreement;

“Business Day” means a day on which banks are open for business and is not a Saturday, Sunday, a “public holiday” or a “bank holiday” in Hong Kong, China or the Cayman Islands;

“Completion” means the completion of the sale and purchase of the Software pursuant to Clause 4;

“Completion Date” means the date on which the Consideration Shares (as defined below) are issued to the Seller’s Assignees (as defined below) pursuant to Clause 3.2 of this Agreement, or such other date as may be agreed upon between the Parties upon which Completion is to take place;

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“Encumbrances” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under the Laws (as defined below), (b) any voting agreement, interest, option, right of first offer, refusal or transfer restriction in favour of any person and (c) any adverse claims as to title, possession or use;

“Governmental Authority” means any relevant governmental or quasi-governmental authority, statutory authority or quasi-statutory or regulatory authority, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or stock exchange or taxing authority or anybody entitled to exercise executive power or power of any nature or body or other organisation to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organisation have the force of the Laws;

“Good Industry Practice” means the exercise of that degree of skill, care, prudence, efficiency, foresight and timeliness as would be expected from a leading company within the relevant industry or business sector;

“Intellectual Property Rights” means patents, utility models, rights to inventions, copyright and neighbouring and related rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Issuer” means CCSC TECHNOLOGY INTERNATIONAL HOLDINGS LIMITED (Company Registration No. 382471), an exempted company with limited liability incorporated in Cayman Islands with its principal executive office address at Room 1301-03, 13/F, Shatin Galleria, 18-24 Shan Mei Street, Fotan, Shatin, New Territories, Hong Kong ;

“Laws” shall mean and include all applicable statutes, enactments, acts of legislature or Parliament, laws, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any Governmental Authority, tribunal, board or court of competent jurisdiction;

“Parties” means collectively, the Seller, the Purchaser and the Issuer, and “Party” means any of them;

“Purchaser” means CCSC INTERCONNECT TECHNOLOGY LIMITED (Registration No. 38147228), a company incorporated in Hong Kong with its principal executive office address at Room 1301-03, 13/F, Shatin Galleria, 18-24 Shan Mei Street, Fotan, Shatin, New Territories, Hong Kong ;

“Seller” means COVENTRY COMPANY LIMITED (Registration No. 243191), a company incorporated in Republic of Seychelles with its operating address at 405 Blok B3, Section 2, Wangsa Maju, 53300, Kuala Lumpur, Malaysia;

“Seller’s Assignees” has the meaning ascribed to it in Clause 3.2.1;

“Software” means “Simulation Modeling Subsystem and Physical Simulation Subsystem of Intelligent Logistics Simulation System”, as more specifically described in the Software

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Specifications and all updates, upgrades, releases and versions including:

(i)	the source code and object code; and

(ii)	all other works or materials recorded or embodied in the Software , including the audio or visual content in any screen-displays in the user interface;

“Software Deliverables” has the meaning ascribed to it in Clause 4.1;

“Software Documentation” means all and any documents (whether in human or machine- readable form) relating to the Software, including all:

(i)	operating manuals, user instruction manuals and training materials; and

(ii)	documents associated with the creation, design, development or modification of the Software, including technical or functional specifications, flow charts, algorithms, architectural diagrams, data models, build instructions, testing or configuration documents and technical data;

“Software Specifications” means the specifications of the Software as set out in Schedule 1;

“Software Trade Secret” means any scientific or technical information, design, process, procedure, formula, or improvement included in the Software that is valuable, not generally known in the industry, and gives the owner of the Software a competitive advantage over those competitors who do not know or use such information;

“Tangible Software Assets” means all physical or tangible embodiments of the Software, including all object code and source code of the Software;

“Tax” means all forms of taxation, whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies, whenever and wherever imposed (whether imposed by way of withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto; and

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any Laws in relation to Tax.

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1.2.	Unless the context otherwise requires, in this Agreement:

1.2.1.	any reference to a statute or statutory provision is a reference to it as it is in force from time to time, taking account of any change, extension, consolidation or re-enactment and includes any subordinate legislation for the time being in force made under it;

1.2.2.	any and all headings contained in this Agreement are for convenience only and do not affect the interpretation of any provision of this Agreement;

1.2.3.	references to any gender shall include the other genders and references to the singular shall include the plural and vice versa and references to natural persons shall include bodies corporate and vice versa;

1.2.4.	any reference to a person which for the purposes of this Agreement means any individual, corporation, partnership, association, limited liability company, trust, Governmental Authority or body or other entity or organisation (whether or not having a separate legal personality) shall include its successors in title;

1.2.5.	all obligations and liabilities on the part of the Parties are (unless expressly stated otherwise) several and shall be construed accordingly;

1.2.6.	any reference to “day”, “week”, “month” or “year” is a reference to a day, week, month or year respectively in the Gregorian calendar;

1.2.7.	any phrase introduced by the terms “including”, “include” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.8.	references to “writing”, or cognate expressions, include any communication effected electronically, by telex, cable, facsimile transmission or other comparable means of communication;

1.2.9.	any reference to an agreement (including this Agreement), contract or document is a reference to such agreement, contract or document as the same may be amended, restated or replaced from time to time; and

1.2.10.	references to this Agreement include any Recitals and Appendices to it and references to Clauses, Recitals and Appendices are to the clauses, recitals and appendices to this Agreement.

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1.3.	If any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day which is not a Business Day, then that period is to be deemed to only expire on the next Business Day.

1.4.	The Recitals to this Agreement shall have effect and be construed as an integral part of this Agreement, but in the event of any conflict or discrepancy between any of the provisions of this Agreement, such conflict or discrepancy shall, for the purposes of the interpretation and enforcement of this Agreement, be resolved by giving the provisions contained in the Clauses of this Agreement priority and precedence over the provisions contained in the Recitals to this Agreement.

1.5.	No provision of this Agreement will be construed adversely to a Party solely on the ground that the Party was responsible for the preparation of this Agreement or that provision.

2.	SALE AND PURCHASE OF SOFTWARE

2.1.	The Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller the Software on the terms and subject to the conditions of this Agreement.

2.2.	In connection with the sale of the Software, the Seller hereby absolutely transfers, grants, conveys, assigns and relinquishes in favour of the Purchaser all of its rights (including all Intellectual Property Rights), title and interests in and to the following:

2.2.1.	the Software;

2.2.2.	the Software Documentation;

2.2.3.	the Software trade secret;

2.2.4.	the Tangible Software Assets.

2.3.	The Software shall be sold by the Seller to the Purchaser free and clear from all Encumbrances and with full legal and beneficial title and the Seller further agrees to waive any moral rights that the Seller may have with respect to the Software in favour of the Purchaser.

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3.	PURCHASE CONSIDERATION OF SOFTWARE

3.1.	Purchase Consideration

3.1.1.	The sale and purchase consideration for the Software is United States Dollar Two Million (USD2,000,000) only (the “Purchase Consideration”).

3.1.2.	The Parties agree that the Purchase Consideration shall be satisfied by way of allotment and issuance to the Seller of 3,333,330 new Class A ordinary shares of the Issuer of a par value of USD0.005 each at the issue price of USD0.60 per Class A ordinary share (“Consideration Shares”), the total value of which is equivalent to the Purchase Consideration.

3.2.	Issuance of Consideration Shares

3.2.1.	Notwithstanding Clause 3.1.2 above, the Seller hereby instructs and authorises the Issuer to allot and issue the Consideration Shares to the Seller’s assignees (“Seller’s Assignees”), the details of which will be notified by the Seller to the Purchaser and the Issuer in accordance with the notice of assignment (a form of which is set out in the separate deed of assignment). The Seller agrees that it shall enter into a separate deed of assignment with the Seller’s Assignees for the purposes of assigning its right and entitlement to receive the Consideration Shares in favour of the Seller’s Assignees.

3.2.2.	Subject to receipt by the Purchaser of the Software Deliverables in accordance with Clause 4.1 below, the Consideration Shares shall be issued by the Issuer to the Seller’s Assignees on the Completion Date.

3.2.3.	The Consideration Shares shall be issued free from all Encumbrances and with full legal and beneficial title.

3.2.4.	The Parties agree and acknowledge that issuance of the Consideration Shares by the Issuer to the Seller’s Assignees on the Completion Date shall constitute a full and final discharge of the Purchaser’s payment obligation in respect of the Purchase Consideration under this Agreement.

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4.	COMPLETION OF SALE AND PURCHASE OF SOFTWARE

4.1.	On the Completion Date, the Seller shall deliver, or procure delivery to the Purchaser of, or make available to the Purchaser all physical and/or digital copies (as applicable) of the following:

4.1.1.	the Software;

4.1.2.	the Software Documentation;

4.1.3.	the Software trade secret;

4.1.4.	the Tangible Software Assets; and

4.1.5.	such other documents and instruments in relation to any of the aforesaid as the Purchaser may request,

(collectively, the “Software Deliverables”) and any and all digital files of the Software Deliverables shall be delivered by the Seller to the Purchaser in a structured, commonly used and machine- readable format.

The Purchaser may, at its sole discretion, waive all or any of the Software Deliverables unless it is mandatorily required by Laws.

4.2.	Upon receipt by the Purchaser of the Software Deliverables, the Issuer shall issue the Consideration Shares to the Seller’s Assignees pursuant to Clause 3.2 above.

5.	REPRESENTATIONS AND WARRANTIES

5.1.	Each Party represents and warrants to and for the benefit of the other Parties that:

5.1.1.	it has the full power, authority and capacity to execute, deliver and lawfully perform the terms of this Agreement;

5.1.2.	all necessary actions, conditions and things have been or will be taken, fulfilled and done (including the obtaining of any necessary consents) in order to enable it to lawfully exercise its rights and perform and comply with its obligations under this Agreement;

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5.1.3.	this Agreement will when executed constitute legally valid and binding obligations on it, enforceable in accordance with their respective terms;

5.1.4.	the execution, delivery and performance of this Agreement will not exceed the power granted to it or violate the provisions of any Laws or any order or decree of any Governmental Authority, agency or court to which it is subject to;

5.1.5.	there are no pending or threatened actions or proceedings before any court or administrative tribunal which may materially and adversely affect its ability to discharge its obligations under this Agreement; and

5.1.6.	in negotiating and executing this Agreement, it has at all times sought and followed the advice of competent legal counsel and, based on that advice, has entered into this Agreement based on its own freewill.

5.2.	The Seller hereby represents and warrants to and for the benefit of the Purchaser and the Issuer that:

5.2.1.	it is the sole legal and beneficial owner of the Software, free and clear from any Encumbrances whatsoever, with good and marketable title;

5.2.2.	it has not licensed or assigned any part of the Software to any third party in any part of the world;

5.2.3.	there is no violation, infringement or misappropriation or likely violation, or misappropriation of the Software;

5.2.4.	the exploitation of the Software will not infringe the rights (including Intellectual Property Rights) of any third party;

5.2.5.	the Software contains nothing that is defamatory or indecent;

5.2.6.	except for the Purchaser and certain employees of the Seller (all of whom are subject to an enforceable obligation of confidentiality), the Software trade secret has not been disclosed to any person, firm or company;

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5.2.7.	complete and accurate particulars of the Software are set out in the Software Specifications;

5.2.8.	the Seller has exclusive possession and control of all source codes relating to the Software and there has been no unauthorised disclosure of such source code (which will, following Completion, be in the exclusive possession or control of the Purchaser);

5.2.9.	the Software:

(a)	is functioning properly in accordance with all applicable specifications (including the Software Specifications);

(b)	is not defective in any material respect and has not been defective or failed to function during the last two (2) years;

(c)	has been developed in accordance with Good Industry Practice;

(d)	has been operated and used substantially in accordance with the Software Documentation; and

(e)	meets all applicable legal or regulatory requirements;

5.2.10.	the Software Documentation includes sufficient user and technical information reduced to writing and in a commonly readable format so as to enable reasonably skilled personnel of the Purchaser to use, operate and maintain the Software without the need for reference to any other documents or further assistance from any person;

5.2.11.	all information and documents delivered to the Purchaser and the Issuer in connection with this Agreement are true, accurate and complete in all respects;

5.2.12.	it has disclosed fully and frankly any and all circumstances that may be reasonably deemed to have a material influence on the Purchaser’s decision to purchase the Software; and

5.2.13.	it will not, as a consequence of entering into or performing this Agreement, be in breach of any terms binding upon it of any contract, agreement, undertaking, or arrangement with, or any obligation to, any third party.

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5.2.14.	The Seller warrants that, for a period of twelve (12) months from the date of delivery (the “Warranty Period”), the Software will perform substantially in accordance with the functional specifications set forth in the documentation when operated on the designated hardware and operating system. If, during the Warranty Period, the Software fails to conform to the specifications, the Seller will, at its own expense and as the sole remedy, either (a) repair or replace the non-conforming Software, or (b) refund the purchase consideration paid for the defective Software. This warranty does not cover defects caused by misuse, unauthorized modifications, or use outside the documented environment.

5.3.	All representations and warranties given by the respective Parties expressed in this Clause 5 are true, correct and not misleading at the time of execution of this Agreement and shall be deemed to be repeated and continue to be true, correct and not misleading on Completion as if they had been given afresh on Completion.

6.	INDEMNIFICATION

6.1.	Without prejudice to any other right or remedy which the Purchaser and/or the Issuer may have against the Seller, the Seller undertakes to indemnify, defend and hold harmless the Purchaser, the Issuer and their respective Affiliates, directors, employees, advisers, agents and representatives from and against any and all actions, claims, demands, proceedings, investigations, liabilities or judgments and any and all losses, damages, costs, charges and expenses (including all reasonable legal fees and expenses) of whatever nature which relates to or arises, directly or indirectly, in connection with or arising out of:

6.1.1.	any breach by the Seller of its obligations under this Agreement and/or the warranties given by the Seller under Clause 5 above;

6.1.2.	any breach by the Seller of any applicable Laws; or

6.1.3.	any claims involving fraud or misconduct involving dishonesty on the part of the Seller and/or misrepresentation which results in a breach of the warranties given by the Seller under Clause 5 above or otherwise.

7.	DURATION AND TERMINATION OF AGREEMENT

7.1.	This Agreement shall come into effect from the date of this Agreement and shall, unless otherwise terminated in accordance with this Clause 7, continue in full force and effect until all the obligations of the Parties under this Agreement are fully carried out.

7.2.	This Agreement may be terminated at anytime by the unanimous agreement of the Parties, subject to the condition that such agreement to terminate is made in writing and consented to by all Parties.

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8.	SPECIFIC PERFORMANCE

Notwithstanding any provisions of this Agreement, each Party shall be at liberty to take such action in law or inequity as may be necessary to compel the other Parties by way of specific performance to complete the transactions contemplated in this Agreement (in which respect the alternative remedy of monetary compensation shall not be regarded as compensation or sufficient compensation for any default of the other Parties in the performance of the terms and conditions herein) or to claim damages for the breach of the other Parties.

9.	FURTHER ASSURANCE

The Seller shall give all such assistance and information to the Purchaser and the Issuer and execute and do and procure all other necessary persons, if any, to execute and do all such further acts, deeds, assurance and things as may be required by the Purchaser or the Issuer from time to time in order to carry out, evidence and perform the Parties’ obligations and the intended purpose of this Agreement.

10.	TAXES

The Seller shall be fully responsible to pay any and all Taxes arising out of or in connection with this Agreement which may be imposed on the Seller by the relevant Tax Authority. For the avoidance of doubt, the Purchaser or the Issuer shall not be responsible nor obligated to pay any Taxes which are imposed on the Seller.

11.	CONFIDENTIALITY

11.1.	All communications among the Parties and all information and other materials supplied to or received, by any Party, from the other Parties which is either marked “confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone, or to be used by the recipient only for the benefit of this Agreement, coming to the knowledge of the recipient shall be kept confidential by the recipient and shall be used by the recipient solely and exclusively for the benefit of this Agreement unless:

11.1.1.	the disclosure or use is required by the Laws or any Governmental Authority;

11.1.2.	the disclosure or use is required to vest the full benefit of this Agreement in any Party;

11.1.3.	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement;

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11.1.4.	the disclosure is made to professional advisors of any Party on terms that such professional advisors undertake to comply with the provisions of this Clause 11 in respect of such information as if they were a party to this Agreement;

11.1.5.	the information becomes publicly available (other than by breach of this Agreement);

11.1.6.	the Party whose information is to be disclosed or used has given prior written approval to the disclosure or use; or

11.1.7.	the information is independently developed by the recipient, which independent development can be shown by written evidence,

provided that prior to disclosure or use of any information pursuant to Clauses 11.1.1, 11.1.2 or 11.1.3, the Party concerned shall promptly notify the other Parties of such requirement with a view to providing the other Parties with the opportunity to contest such disclosure or use or otherwise to agree on the timing and content of such disclosure or use.

11.2.	The Parties shall procure the observance of the abovementioned restrictions and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only their employees and professional advisers whose duties will require them to possess any of such information shall have access thereto, and that they shall be instructed to treat the same as confidential.

11.3.	None of the Parties shall divulge to any third party any information regarding the existence or subject matter of this Agreement, or any other agreement referred to in, or executed in connection with, this Agreement, without the prior agreement of the other Parties.

11.4.	The obligations contained in this Clause 11 shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.

12.	NOTICES

12.1.	All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and in English and delivered personally or sent by prepaid registered post (by air-mail if to an overseas address) with recorded delivery, or by courier or email addressed to the intended recipient thereof at its address or at its email address set out hereunder (or to such other address or email address as a Party may from time to time duly notify the other Parties). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally or given or made by email) immediately or (if given or made by registered post or courier) forty-eight (48) hours after posting or (if made or given to an overseas address) five (5) Business Days after posting, and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed as a prepaid registered letter or that the email was properly addressed and sent.

12.2.	The addresses and email addresses of the Parties for the purposes of Clause 12.1 above are:

12.2.1.	in the case of service on the Seller to:

Address	:	405 Blok B3, Section 2, Wangsa Maju,53300, Kuala Lumpur, Malaysia

Email Address	:	Markchong@civentryc.com

Attention to	:	Chong Yoke Yuan

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12.2.2.	in the case of service on the Purchaser to:

Address	:	Room 1301-03, 13/F, Shatin Galleria, 18-24 Shan Mei Street, Fotan, Shatin, New Territories, Hong Kong

Email Address	:	lokchiu@ccsc-interconnect.com

Attention to	:	Mr. Chiu Kung Lok

12.2.3.	in the case of service on the Issuer to:

Address	:	Room 1301-03, 13/F, Shatin Galleria, 18-24 Shan Mei Street, Fotan, Shatin, New Territories, Hong Kong

Email Address	:	lokchiu@ccsc-interconnect.com

Attention to	:	Mr. Chiu Kung Lok

12.3.	In this Clause 12, if deemed receipt occurs before 9am on a Business Day, the notice shall be deemed to have been received at 9am on that day, and if deemed receipt occurs after 5pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9am on the next Business Day.

13.	RIGHTS AND REMEDIES

The rights and remedies provided in this Agreement are cumulative, and are not exclusive of any rights or remedies of the Parties provided at law, in equity, by statute or otherwise and no failure or delay in the exercise or the partial exercise of any such right or remedy or the exercise of any other right or remedy shall affect or impair any such right or remedy.

14.	FORCE MAJEURE

Notwithstanding anything herein contained, none of the Parties will be liable to the other Parties for any breach or failure to perform any of its obligations under this Agreement where such breach or failure is caused directly or indirectly by war, civil commotion, hostilities, strikes, lockouts, pandemic, acts of God, governmental regulations or directions or the action or omission or purported action or omission of any Governmental Authority, or any other cause or causes beyond that Party’s reasonable control, whether similar to any of the foregoing or not, but if any Party is or is likely to be, affected by any such cause it will immediately notify the other Parties of the occurrence of the relevant event and will use all reasonable endeavours to overcome or mitigate the effects thereof.

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15.	AMENDMENTS AND WAIVERS

15.1.	No amendment, variation, revocation, cancellation, substitution or waiver of, or addition or supplement to, any of the provisions of this Agreement will be effective unless it is in writing and signed by all the Parties.

15.2.	No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

16.	ASSIGNMENT

Unless otherwise specified in this Agreement, none of the Parties shall be entitled to transfer or otherwise assign its rights and obligations under this Agreement to a third party without the prior written consent of the other Parties and any assignment, transfer or delegation which is made without such prior written approval shall constitute a breach of this Agreement.

17.	SUCCESSORS AND ASSIGNS

This Agreement will be binding upon and inure for the benefit of the respective heirs, personal representatives, successors-in-title or permitted assigns, as the case may be, of the Parties.

18.	NO AGENCY

Nothing in this Agreement is intended to or shall operate to create a partnership, or to authorise any Party to act as agent for the other Parties or to establish any other fiduciary relationship between the Parties. No Party has the power or the right to bind, commit or pledge the credit of the other Parties.

19.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and full understanding among the Parties hereto with respect to all of the matters herein and it supersedes any previous negotiations, discussions, correspondence, arrangements, agreements and understandings among them, oral or written, with respect to the matters addressed herein.

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20.	TIME

20.1.	Time shall be of the essence in this Agreement.

20.2.	No time or indulgence given by any Party to the other shall be deemed or in any way construed as a waiver of any of its rights and remedies hereunder.

21.	COST AND EXPENSES

Purchaser shall bear all the legal and other professional costs and expenses incurred by it in the negotiation and preparation of this Agreement and any other agreements or documents entered into or signed under or in connection with this Agreement.

22.	INVALIDITY AND SEVERABILITY

22.1.	If any provision of this Agreement is or may become invalid or unenforceable under any written Laws, or is found by any court or administrative body or competent jurisdiction to be, illegal, void, invalid, prohibited or unenforceable then:

22.1.1.	such provision shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability;

22.1.2.	the remaining provisions of this Agreement shall remain in full force and effect; and

22.1.3.	the Parties shall use their respective best endeavours to negotiate and agree on a substitute provision which is valid and enforceable and achievable to the greatest extent possible the economic, legal and commercial objectives of such illegal, void, invalid, prohibited or unenforceable term, condition, stipulation, provision, covenant or undertaking.

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23.	COUNTERPARTS AND E-SIGNATURES

23.1.	This Agreement may be executed in separate counterparts, each of whom shall together be deemed an original, but all such counterparts shall together constitute but one and the same Agreement of the Parties.

23.2.	This Agreement, may be accepted, executed or agreed to, through the use of an electronic signature, whether digital or encrypted, in accordance with the applicable Laws. Any document accepted, executed or agreed to in conformity with such Laws will be binding on each party and shall have the same legal effect, validity or enforceability as if it were physically executed.

24.	GOVERNING LAW AND JURISDICTION

24.1.	This Agreement shall be governed by, and construed in accordance with, the Laws of CAYMAN ISLANDS .

24.2.	The Parties irrevocably agree that the courts of CAYMAN ISLANDS are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any legal action or proceedings arising out of or in connection with this Agreement shall be brought in those courts and the Parties irrevocably submit to the jurisdiction of those courts.

25.	RIGHTS OF THIRD PARTIES

25.1	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (As Revised), as amended, modified, re-enacted or replaced, to enforce any term of this Agreement.

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This Agreement has been entered into on the date of February 25, 2026

THE SELLER

Signed
for and on behalf of COVENTRY COMPANY LIMITED (Registration No. 243191)	/s/ Chong Yoke Yuan
Name: Chong Yoke Yuan
Designation: Director

THE PURCHASER

Signed
for and on behalf of CCSC INTERCONNECT TECHNOLOGY LIMITED (Registration No. 38147228 )	/s/ Chiu Kung Lok
Name: Chiu Kung Lok
Designation: Director

THE ISSUER

Signed
for and on behalf of CCSC TECHNOLOGY INTERNATIONAL HOLDINGS LIMITED (Company Registration No. 382471 )	/s/ Chiu Kung Lok
Name: Chiu Kung Lok
Designation: Director

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SCHEDULE 1

SOFTWARE SPECIFICATIONS

The Software is owned by COVENTRY COMPANY LIMITED and is free from any Encumbrance whatsoever. The Software provides the following features:

No.	Description	Key Features

1.	The Simulation Modeling Subsystem within an Intelligent Logistics Simulation System serves as the core component responsible for building, running, and analyzing simulation models that represent the logistics processes. This subsystem enables the creation of digital twins or virtual models that mirror the real-world logistics operations. Here’s a breakdown of its key features:	1. Modeling Capabilities:

Process Definition: Allows users to map out logistics processes, such as transportation, warehousing, and order fulfillment.

Entity Creation: Facilitates modeling of entities like products, vehicles, personnel, and equipment involved in logistics operations.

Resource Allocation: Supports modeling of resource allocation to optimize usage of trucks, storage spaces, labor, etc.

Customization: Offers tools to customize models with specific rules, constraints, and conditions tailored to your logistics environment.

2. Data Integration:

Real-Time Data Integration: Connects with IoT devices, RFID tags, GPS systems, and sensors to import real-time data into the simulation for higher accuracy.

Historical Data Utilization: Uses historical data for trend analysis, forecasting, and scenario planning.

3. Dynamic Simulation:

Scenario Testing: Enables simulation of different scenarios (e.g., peak seasons, supply chain disruptions) to assess potential outcomes.

Optimization: Allows running multiple simulations to identify the most efficient and cost-effective logistics strategies.

4. Visualization:

2D and 3D Visualization: Provides graphical representations of logistics processes in both 2D and 3D formats for better understanding of complex operations.

Real-Time Monitoring: Allows users to monitor simulation progress and performance in real-time.

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5. Performance Analysis:

Key Performance Indicators (KPIs): Measures metrics such as lead times, costs, throughput, and resource utilization.

What-If Analysis: Facilitates exploring the impact of changes in variables or decisions on logistics performance.

Reporting: Generates detailed reports and insights to support decision-making.

6. Interoperability:

Integration with Other Subsystems: Works in conjunction with data management, optimization, and control subsystems, ensuring a holistic approach to logistics management.

7. User-Friendly Interface:

Drag-and-Drop Tools: Provides intuitive interfaces for model creation, making it accessible even to non-experts.

Templates and Libraries: Offers pre-built templates and libraries for common logistics scenarios, speeding up the modeling process.

8. Scalability:

Adaptability to Scale: Can handle small-scale operations as well as complex, large-scale logistics networks, making it flexible for various business needs.

2.	Physical Simulation System supports the coupling of multiple physical fields, including fluid mechanics, solid mechanics, thermodynamics, and electromagnetics. It can simulate physical processes in complex environments, such as fluid-structure interactions and the impact of electromagnetic fields on material properties.	1. Object Dynamics Simulation

- Description: Models the motion and interaction of objects in the logistics environment, including vehicles, packages, and storage units.

- Development Points: Implement algorithms for rigid body dynamics, ensuring accurate physics calculations (e.g., Newton's laws).

2. Collision Detection and Response

- Description: Identifies when objects intersect and calculates the resulting interactions, such as bouncing or sliding.

- Development Points: Use spatial partitioning techniques (e.g., bounding volume hierarchies) to optimize collision checks.

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3. Environment Simulation

- Description: Simulates the logistics environment, including warehouses, transportation routes, and storage configurations.

- Development Points: Design modular environments that can be easily modified or expanded based on user needs.

4. Resource Management

- Description: Tracks the status and movement of resources (e.g., inventory levels, equipment status) throughout the logistics system.

- Development Points: Implement efficient data structures for real-time resource tracking and updates.

5. Event Handling and Scheduling

- Description: Manages events such as arrivals, departures, and processing of goods, ensuring synchronized operations.

- Development Points: Create an event queue system that can prioritize and handle events in a timely manner.

6. Visualization Tools

- Description: Provides graphical representations of the simulation to visualize object movements, collisions, and overall logistics flow.

- Development Points: Use rendering techniques to ensure clarity and real-time updates in visual outputs.

7. User Interaction

- Description: Allows users to adjust parameters, initiate simulations, and analyze results through an intuitive interface.

- Development Points: Focus on usability, ensuring the interface is user-friendly and responsive.

8. Data Export and Reporting

- Description: Generates reports and exports data for further analysis, including performance metrics and bottlenecks.

- Development Points: Implement formats for easy integration with external tools (e.g., CSV, JSON).

#### Development Considerations

- Modularity: Ensure the system is modular for easy updates and integration with other subsystems.

- Scalability: Design the system to handle varying scales of logistics operations, from small warehouses to large distribution centers.

- Performance Optimization: Regularly profile the system to identify and resolve performance bottlenecks.

- Testing and Validation: Conduct thorough testing to ensure accuracy and reliability, using real-world scenarios for validation.

- Documentation: Maintain comprehensive documentation for both developers and users to facilitate understanding and troubleshooting.

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